Exhibit 28(h)(iv)

SECOND AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

WHEREAS, Midas Series Trust (the “Trust”), a Delaware statutory trust, on behalf and for the benefit of Midas Fund and Midas Magic, each a series of the Trust (each a “Fund”), and Ultimus Asset Services, LLC (“Ultimus”), a Delaware limited liability company, have entered into a Mutual Fund Services Agreement originally dated as of March 1, 2012, as amended, restated, supplemented, assigned, or otherwise modified (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement (this “Amendment”);

NOW, THEREFORE, effective as of the execution date of this Amendment (the “Effective Date”), the Trust and Ultimus agree to amend the Agreement as follows:

1.	Section 5(a) of the Agreement is amended to add the following:

(vi)  Portfolio Monitoring Services.  On a post-trade basis, Ultimus shall monitor each Fund’s portfolio for compliance with certain limitations under the 1940 Act, including the rules and regulations thereunder; with the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and with the terms of each Fund’s then-current registration statement or other document that imposes investment limitations or requirements on the investment adviser’s management of the Fund’s portfolio (“Portfolio Monitoring Services”).  For clarification, the parties agree that Ultimus will not provide pre-trade portfolio monitoring under the terms of the Amendment.

2.	Exhibit F to the Agreement is amended to add the following:

PORTFOLIO MONITORING SERVICES

•
Beginning on the Effective Date or, if the Portfolio Monitoring Services are not yet operational on the Effective Date, such later date when the Portfolio Monitoring Services become operational, for the Portfolio Monitoring Services provided, each Fund shall pay Ultimus $750 per year.  Fees are billed on a monthly basis.

4.    Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.  If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

5.   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of May 16, 2019.

MIDAS SERIES TRUST, on behalf and ULTIMUS ASSET SERVICES, LLC
For the benefit of Midas Fund and Midas
Magic, severally and not jointly

By: /s/ Russell Kamerman                                      By: /s/ Kurt Krebs

Name: Russell Kamerman                                           Name: Kurt Krebs

Title: General Counsel                                        Title: VP, CFO